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                      SECURITIES AND EXCHANGE COMMISSION
                            450 Fifth Street, N.W.
                            Washington, D.C.  20549

                                    FORM 15

            Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934.

                          Commission File No. 1-07035

                                  CalMat Co.
            (Exact name of registrant as specified in its charter)

                            3200 San Fernando Road
                            Los Angeles, CA  90065
                                 323-258-2777
                  (Address, including zip code, and telephone
                 number, including area code, of registrant's
                         principal executive offices)


                         Common Stock, par value $1.00
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           (Title of each class of securities covered by this Form)


                                     None
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             (Titles of all other classes of securities for which
                     a duty to file reports under Section
                            13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(ii)    [_]
         Rule 12g-4(a)(1)(ii)   [_]      Rule 12h-3(b)(2)(i)     [_]
         Rule 12g-4(a)(2)(i)    [_]      Rule 12h-3(b)(2)(ii)    [_]
         Rule 12g-4(a)(2)(ii)   [_]      Rule 15d-6              [X]
         Rule 12h-3(b)(1)(i)    [X]

Approximate number of holders of record as of the certificate or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934, CalMat Co. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 6, 1999                   By: /s/ Paul Stanford

                                            Name:  Paul Stanford

                                            Title: Executive Vice President,
                                                   General Counsel and Secretary